Exhibit 99.1

The LGL Group, Inc. Reports Full Year and
Q4 2013 Financial Results

ORLANDO, FL, March 24, 2014 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company"), announced results for the full year and quarter ended December 31, 2013.
2013 Full-Year and Q4 Financial Results
Total revenues for the year ended December 31, 2013, were $26.2 million, a decrease of 11.8% from revenues of $29.7 million in 2012.  Net loss for the year ended December 31, 2013, was ($8.2) million, compared to ($1.3) million in 2012.  Basic and diluted loss per share was ($3.17) for the year ended December 31, 2013, compared with ($0.51) for the year ended December 31, 2012.  The decrease in 2013 revenues was primarily due to reduced demand and price compression in the Internet Communications Technology ("ICT") market segment, and to a lesser degree, reduced demand from existing customers within the Aerospace and Defense ("Aero/Defense") market segment.  The competitive environment of the frequency control industry, as well as effects of the U.S. budget sequestration and related government spending uncertainty, continue to impact our business.
The increase in net loss of $6.9 million for 2013 can be attributed primarily to an increase of $5.7 million in the valuation allowance against the Company's deferred tax assets, a restructuring charge of $0.6 million related to the realignment of our customer support operations to gain efficiencies, and the reduction in revenues, partially offset by reductions in operating expenses.  The restructuring plan was substantially completed in Q4 2013.
Adjusted pre-tax loss, which excludes the impact of the restructuring charge and the increase in the valuation allowance against the Company's deferred tax assets, was ($3.6) million, or ($1.40) per share, for the year ended December 31, 2013, compared to ($1.8) million, or ($0.71) per share, for the same period in 2012.  Adjusted pre-tax loss includes stock-based compensation expense of $0.6 million for the year ended December 31, 2013, compared to $0.4 million for the year ended December 31, 2012.
Greg Anderson, LGL's President and Chief Executive Officer, said, "2013 was a challenging year which led us to take several significant actions as a result of our strategic review process.  However, during the year, we have experienced an uptick in quote activity with our clients, which has also carried into the new year.  As a result, we have increased our investment in these market driven projects which will impact our top and bottom line in the future."
Total revenues for Q4 2013 were $5.7 million, a decrease of 6.6% from the Q3 2013 revenues of $6.1 million and a decrease of 24.9% from revenues for Q4 2012. Net loss for Q4 2013 was ($2.0) million, or ($0.76) per share, compared to a net loss of ($1.2) million, or ($0.46) per share, for Q3 2013, and a net loss of ($0.2) million, or ($0.08) per share for Q4 2012.
Adjusted pre-tax net loss for Q4 2013 was ($1.3) million, or ($0.50) per share, compared to ($0.2) million, or ($0.08) per share for the same period in 2012.
Backlog Improved to $8.6M; Capital Position Remains Strong

The Company's order backlog improved by 2.4% quarter over quarter with an order backlog of $8.6 million at December 31, 2013, compared to $8.4 million at September 30, 2013.
In addition, total cash, cash equivalents and restricted cash was $8.7 million, or $3.35 per share, at December 31, 2013, compared to $10.1 million, or $3.90 per share, at December 31, 2012.  The decrease of $1.4 million was primarily due to capital expenditures of $0.4 million, and cash used in operating activities of $0.7 million, which included approximately $0.3 million of cash used related to restructuring activities, which were substantially completed in Q4 2013.  Adjusted working capital (accounts receivable, net, plus inventory, net, less accounts payable) improved to $5.9 million at December 31, 2013, compared to $6.6 million at September 30, 2013, due to managing working capital to match operating activity levels.

Results of Strategic Review Process

As first announced on June 13, 2013, the Company's Board of Directors formed a special committee (the "Special Committee") to conduct a strategic review of opportunities that are economically attractive to stockholder value creation.  During Q3 2013, the Special Committee assessed alternatives to grow stockholder value and determined that the best course was to pursue organic growth led by changes to capital allocation.  As a result, the Company has implemented a number of significant actions:
-	On August 6, 2013, a distribution of warrants was made to the Company's stockholders in order to return a portion of the Company's future value to stockholders.
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On October 1, 2013, Mr. Michael Ferrantino, Sr., a 40-year veteran of the RF and microwave industry, was appointed as Vice Chairman of the Company's Board of Directors and Executive Chairman of MtronPTI.

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On October 17, 2013, management initiated a restructuring plan to realign our customer support operations across all of our locations with a target of reducing structural costs by at least 10%, which was substantially completed during Q4 2013.

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On January 31, 2014, MtronPTI acquired certain of Trilithic Inc.'s filter product line assets, which included intellectual property and equipment for fixed and tunable frequency filter products used in cellular, aerospace and defense, and other wireless applications.

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On March 6, 2014, MtronPTI announced the appointment of Mr. Conrad Jordan, who has more than 20-years' experience in RF and microwave new product development and engineering for both components and subsystems, as Timing Products Vice President and Business Center Manager for MtronPTI, with leadership responsibility for research and development, and business results of the timing products division.

Mr. Anderson said, "Our strategy is clear; we seek to leverage our core strength as an engineering and technical leader within the markets we serve, and reinvigorate our intellectual property and product roadmap through organic development and acquisitions, with the goal of adding differentiated product offerings, expanded client access, and new capabilities.  We expect our investments will strengthen and differentiate MtronPTI's high reliability RF and microwave portfolio, provide increased service for our clients, and lead to long-term value creation for our stockholders."
Investor's Conference Call Scheduled for Tuesday, March 25, 2014, at 10:00 A.M. ET
An investor conference call is scheduled for Tuesday, March 25, 2014, at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's full-year and Q4 2013 earnings results, current business activities and strategy.  The Company's President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The conference ID is LGLIR0325.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota, Yantai, China and Noida, India, and sales offices in Sacramento, California, Eindhoven, The Netherlands, Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Financial Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.
Caution Concerning Forward Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors.  More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the year ended December 31,	2013	2012

REVENUES	$26,201	$29,706
Cost and expenses:
Manufacturing cost of sales	19,374	21,966
Engineering, selling and administrative	10,343	9,522
Restructuring charges	648	--
OPERATING LOSS	(4,164)	(1,782)
Total other expense	(107)	(62)
LOSS BEFORE INCOME TAXES	(4,271)	(1,844)
Income tax (provision) benefit	(3,948)	524

NET LOSS	$(8,219)	$(1,320)

Weighted average number of shares used in basic and diluted EPS calculation.	2,595,362	2,593,741

BASIC AND DILUTED NET LOSS PER COMMON SHARE.	$(3.17)	$(0.51)

For the quarter ended December 31,	2013	2012

REVENUES	$5,740	$7,643
Cost and expenses:
Manufacturing cost of sales	4,470	5,300
Engineering, selling and administrative	2,509	2,578
Restructuring charges	648	--
OPERATING LOSS	(1,887)	(235)
Total other (expense) income	(60)	37
LOSS BEFORE INCOME TAXES	(1,947)	(198)
Income tax provision	(26)	--

NET LOSS	$(1,973)	$(198)

Weighted average number of shares used in basic and diluted EPS calculation.	2,585,729	2,586,181

BASIC AND DILUTED NET LOSS PER COMMON SHARE.	$(0.76)	$(0.08)

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	December 31, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$7,183	$8,625
Restricted cash	1,500	1,500
Accounts receivable, less allowances of $42 and $79, respectively	3,237	4,350
Inventories, net	4,629	5,349
Deferred income taxes	--	1,114
Prepaid expenses and other current assets	405	665
Total current assets	16,954	21,603
Property, plant and equipment, net	3,986	4,707
Other assets, net	323	3,283
Total Assets	21,263	29,593
LIABILITIES AND STOCKHOLDERS' EQUITY
Total Liabilities	4,508	4,979
Stockholders' Equity	16,755	24,614
Total Liabilities and Stockholders' Equity	$21,263	$29,593

Reconciliations of GAAP to Non-GAAP Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, the Company uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Reconciliation of 2013 GAAP Net Loss to Non-GAAP Adjusted Pre-Tax Loss

For the year ended December 31, 2013	Dollars (000's)	Amounts Per Share

Net loss and diluted loss per share	$(8,219)	$(3.17)
Add: income tax provision	3,948	1.52
Add: restructuring charges	648	0.25
Adjusted pre-tax loss and adjusted pre-tax loss per share	$(3,623)	$(1.40)

Weighted average number of shares used in basic and diluted EPS calculation	2,595,362

For the quarter ended December 31, 2013	Dollars (000's)	Amounts Per Share

Net loss and diluted loss per share	$(1,973)	$(0.76)
Add: income tax provision	26	0.01
Add: restructuring charges	648	0.25
Adjusted pre-tax loss and adjusted pre-tax loss per share	$(1,299)	$(0.50)

Weighted average number of shares used in basic and diluted EPS calculation	2,585,729